Exhibit 3.03(b)

State of Delaware Secretary of State Division of Corporations Delivered 06:20 PM 05/17/2013 FILED 05:37 PM 05/17/2013 SRV 130607868 - 5297765 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.                                      Name of Limited Liability Company: NRG Yieldco LLC

2.                                      The Certificate of Formation of the limited liability company is hereby amended as follows:

1.        The name of the limited liability company is NRG Yield LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 16th day of May, A.D. 2013.

By:	/s/ Lynne Przychodzki
Authorized Person(s)

Name:	Lynne Przychodzki
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